[COMVERSE TECHNOLOGY, INC. LETTERHEAD]
Verint Systems Inc.
330 South Service Road
Melville, New York 11747
July 16, 2010
Re: Contemplated Public Offering
Ladies and Gentlemen:
Reference is made to the Registration Rights Agreement (“Agreement”), dated as of January 31, 2002, by and between Verint Systems Inc., a Delaware corporation (the “Company”), and Comverse Technology, Inc., a New York corporation (“Comverse”). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.
Comverse, effective July 15, 2010, made a Demand, pursuant to Section 2.1(a) of the Agreement, that the Company prepare and file with the Commission a Registration Statement on Form S-1 so as to permit the public offering and sale of Registrable Securities. Comverse proposes to have up to 2,800,000 Registrable Securities registered and to effect the disposition thereof in an underwritten offering. The parties have agreed that Comverse will have the right to appoint the “left” bookrunner for the offering and Verint will have the right to appoint a “right” bookrunner. In addition, Verint will have the right to appoint up to two co-managers, it being understood that Verint will consult with Comverse and the “left” bookrunner in connection with the appointment of such co-managers. Comverse reserves the right to adjust the number of Registrable Shares for inclusion in the offering to take into account any changes in the capitalization of the Company.
This letter also confirms our understanding and agreement with respect to the single public offering contemplated hereby that (i) the Company has elected not to exercise its right to delay the Demand Registration contemplated hereby pursuant to Section 2.1(c) of the Agreement and (ii) the Company will not exercise its piggyback registration rights with respect to the offering contemplated hereby without the prior written consent of Comverse provided that the offering contemplated hereby is consummated within thirty calendar days following the declaration of the effectiveness of the registration statement. The parties hereto agree, subject to the withdrawal right set forth in Section 2.1(e) of the Agreement and reasonable delay resulting from adverse market conditions or the inability of the Company to hold a shareholders meeting due solely to delays, if any, resulting from the SEC review and comment process on the proxy statement, to use commercially reasonable efforts to cause the Registration Statement contemplated hereby to be declared effective as soon as reasonably practicable after the filing thereof with the Securities and Exchange Commission.
This letter will become null, void and without any effect in the event that the proposed credit agreement amendment (the “Amendment”) and proposed increase in the Company’s revolving loan facility (the “Revolver Increase”) are not consummated on or before August 15, 2010 on substantially the terms and in the form presented to the Board of Directors of the Company on July 15, 2010. For the avoidance of doubt, if the Amendment and the Revolver Increase are not consummated on or before August 15, 2010, any election, agreement or waiver of rights hereunder by the Company will be null and void.
Please confirm your agreement with the foregoing by signing a copy of this letter where indicated below and returning it to us.

Very truly yours,
/s/ Andre Dahan
Andre Dahan
President and Chief Executive Officer

Acknowledged and Agreed:
VERINT SYSTEMS INC.
By:/s/ Peter Fante
      Name: Peter Fante
      Title: Chief Legal Officer